h(12)

AMENDMENT TO ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment is an amendment to the Administration and Accounting Services Agreement between CRM Mutual Fund Trust (the “Fund”) and BNY Mellon Investment Servicing (US) Inc. (formerly, PNC Global Investment Servicing (U.S.) Inc. and prior, PFPC Inc.) (“BNY Mellon”) dated August 1, 2005, as amended (the “Agreement”).

The date of this Amendment is May 1, 2012.

Intending to be legally bound, the Fund and BNY Mellon hereby agree as follows:

1.	Section 16(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a)	Unless terminated earlier pursuant to its terms, this Agreement shall continue through and including June 1, 2014.

2.	The fees to be paid by the Fund to BNY Mellon pursuant to Section 11 of the Agreement through and including June 1, 2014 shall be calculated as set forth in the Amended and Restated Administration and Accounting Services Fees Letter dated as of June 1, 2008, as amended.

3.	Except as amended herein, the terms and conditions of the Agreement remain in full force and effect.

4.	The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

5.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Agreed:

CRM Mutual Fund Trust		BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Carlos A. Leal	By:	/s/ Jay F. Nusblatt
Name:	Carlos A. Leal	Name:	Jay F. Nusblatt
Title:	CFO	Title:	Managing Director